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                                                                      EXHIBIT 23




                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Objective Communications, Inc. (a development stage enterprise) on Form S-3 (File No. 333-20625), Form S-8 (File No. 333-49763) and Form S-8 (File No. 333-49765) of our report, which includes an explanatory paragraph on the Company's ability to continue as a going concern, dated February 26, 1999, on our audits of the financial statements of Objective Communications, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996 and for the period October 5, 1993 (date of inception) to December 31, 1998, which report is included in Objective Communications, Inc. Annual Report on Form 10-KSB.



                                                      PricewaterhouseCoopers LLP



Boston, Massachusetts
March 31, 1999